One Enterprise Drive
                        Shelton, Connecticut  06484
                               (203) 926-1801


                             PROXY STATEMENT
             INFORMATION CONCERNING SOLICITATION AND VOTING


General

     Your proxy is hereby solicited on behalf of the Board of Directors of Data Switch Corporation (herein the "Company") for use at the 1994 Annual Meeting of the Shareholders. The 1994 Annual Meeting is to be held on Wednesday, June 22, 1994, commencing at 10:00 a.m., at the Ramada Inn, 780 Bridgeport Avenue, Shelton, Connecticut 06484. The purposes of the meeting are set forth herein and in the accompanying Notice of Annual Meeting.

     It is anticipated that these materials will be mailed on or after May 15, 1994 to all shareholders entitled to vote at the meeting. Any person giving a proxy has the right to revoke it by executing and delivering a later proxy, by attending the meeting and voting his or her shares in person or by giving written notice of revocation to the Company prior to the Annual Meeting.

          The cost of the solicitation of these proxies is being borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, acting without additional compensation for such services.

                       VOTING SECURITIES AND
                    PRINCIPAL HOLDERS THEREOF


     All holders of the Company's Common Stock, par value $.01 (herein the "Common Shares") of record as of the close of business on May 1, 1994 are entitled to vote at the Annual Meeting. Each holder is entitled to one vote per Common Share. There is no cumulative voting.

Security Ownership of Directors, Management and Certain Beneficial
Owners

     As of the close of business on December 31, 1993, 12,175,849 Common Shares were issued and outstanding. The following table sets forth, as of such date, information relating to the beneficial ownership of the Company's Common Shares by each person known to the Company to be beneficial owner of more than 5% of the Common

Shares, by each director, by each of the named executive officers and by all directors and executive officers as a group:

                                                    Approximate
                                                   Percentage of
Name and Address             Number of Shares    Outstanding Shares
Richard E. Greene*             2,212,079(a)             18.0%
  4255 Gulf Drive #125
  Holmes Beach, FL  34217

Beall Technologies, Inc.       1,489,300                12.3%
  and Purnendu Chatterjee
  100 Lighting Way
  Secaucus, NJ  07094

Wechsler & Co., Inc.             898,016(b)              6.9%
  105 South Bedford Road
  Suite 310
  Mount Kisco, NY  10549

Dimensional Fund Advisors Inc.   788,700                 6.5%
  1299 Ocean Avenue
  Santa Monica, CA  90401

William J. Lifka*                 40,000(c)              0.3%
  610 N. Flagship Drive
  Salem, SC 29676

Frederick Dietz                  100,357(d)              0.8%
  31 Doe Hollow Road
  Trumbull, CT  06611

Anthony J. Fusarelli              26,334(e)              0.2%
  6 Crescent Lane
  Trumbull, CT  06611

Michael D. Stashower*             86,305(f)              0.7%
  14 Cardinal Lane
  Westport, CT  06880

Brandt R. Allen*                       0                 0.0%
  1208 Blueridge Road
  Charlottesville, VA  22903

D. David Cohen*                   25,168(g)              0.2%
  82 Tara Drive
  Roslyn, NY  11576



Norman L. Rasmussen*                   0                 0.0%
  59 Commercial Wharf
  Boston, MA  92110

Irwin J. Sitkin*                   5,533(h)              0.2%
  3500 Mystic Pointe Drive
  Apt. 1601
  Aventura, FL  33180

All directors and officers     2,552,249(i)             20.5%
  as a group
  (14 persons)

*Director

________________

(a) Includes 131,249 Common Shares owned of record by a trust for the benefit of Mr. Greene's children. Also includes 48,000 Common Shares owned of record by Mr. Greene's wife. Mr. Greene disclaims beneficial ownership as to such Common Shares. Also includes vested options to purchase a total of 80,000 shares.

(b) Assumes conversion of Data Switch 8-1/4% Convertible Subordinated Debentures, T-Bar 9% Convertible Subordinated Debentures and exercise of Data Switch Common Stock Purchase Warrants, representing a total of 898,016 Common Shares.

(c)  Includes vested options to purchase 10,000 Common Shares.

(d)  Includes vested options to purchase 61,496 Common Shares.

(e)  Includes vested options to purchase 9,917 Common Shares.

(f)  Assumes conversion of Data Switch 8-1/4% Convertible
Subordinated Debentures, representing 7,225 shares. Also includes vested options to purchase 45,833 Common Shares.

(g) Includes 505 Common Shares owned of record by trusts for the benefit of Mr. Cohen's children and 864 Common Shares owned of record by Mr. Cohen's wife. Mr. Cohen disclaims beneficial ownership as to such Common Shares. Also includes vested options to purchase 3,333 Common Shares.

(h)  Includes vested options to purchase 13,337 Common Shares.

(i) Includes vested options to purchase 259,930 Common Shares and assumes conversion of Data Switch 8-1/4% Convertible Subordinated
Debentures representing 7,225 Common Shares.


                       ELECTION OF DIRECTORS

Nominees

     The Company's Bylaws currently provide for the election of a minimum of three and a maximum of nine directors. All of the seven nominees for directorships are currently serving as such, and five were previously elected by the shareholders. Messrs. Allen and Rasmussen were appointed by the Board in October 1993. The term of the office of each person elected as a director will continue until the next Annual Meeting of Shareholders, unless sooner terminated pursuant to the Company's Articles of Incorporation or Bylaws.

     Unless otherwise instructed on the proxy to withhold votes for any nominee, the proxy holders will vote the proxies received by them for the nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable, or who intends to decline, to serve as a director.

The names and ages of the nominees as of March 31, 1994, and certain information about them are set forth below:


                                                           Director
Name of Nominee       Age     Principal Occupation          Since

William J. Lifka       64   Chairman, President and Chief     1985
                              Executive Officer of the
                              Company

Brandt R. Allen        53   Associate Dean and                1993
                              Professor, Darden
                              Business School

D. David Cohen         53   Attorney in private practice      1992
                              and Of Counsel, Parker
                              Duryee Rosoff & Haft

Richard E. Greene      56   Founder of the Company            1977

Norman L. Rasmussen    65   President and Chief Executive     1993
                              Officer, SofTech, Inc.


Irwin J. Sitkin        63   Retired Vice President,           1989
                              Corporate Administration of
                             Aetna Life and Casualty
                             Company

Michael D. Stashower   67   Retired Executive Vice President  1985
                              and Chief Financial Officer
                              of the Company

William J. Lifka became Chairman, President and Chief Executive Officer of the Company in December 1993, and has been a director of the Company since 1985. From 1984 to 1993, Mr. Lifka was President and Chief Executive Officer of Summagraphics Corporation. From 1979 to 1984, Mr. Lifka held various key management positions at International Telephone and Telegraph Corporation, where his most recent title was Vice President and Group General Manager, Communications.

Brandt R. Allen has been a director of the Company since October 1993. Since 1970, he has been on the faculty of the Darden Business School, University of Virginia, where he is currently Associate Dean and the James C. Wheat Professor of Business Administration. Prior to joining the University of Virginia faculty, Mr. Allen was a professor at the Harvard Business School.

D. David Cohen has been a director of the Company since May 1992. He previously served as a director of the Company from 1986 to 1988. He is currently engaged in the private practice of law in New York and is Of Counsel to the New York law firm of Parker Duryee Rosoff & Haft. From December 1988 to December 1990, while also engaged in the practice of law as a member of Parker Duryee Rosoff & Haft, Mr. Cohen served as Vice President and General Counsel of the Company. From 1983 to 1988 he was a partner in the law firm of Cooper, Cohen, Singer & Ecker.

Richard E. Greene is founder of the Company. He has been a director since the inception of the Company in 1977 and was Chairman of the Board until December 1993. Mr. Greene was employed from 1974 until 1976 as General Manager of the Computer Switch Division of T-Bar Incorporated. From 1963 to 1974, he served in various sales, marketing and management capacities with IBM. Mr. Greene is also a trustee of Ward Technical College and The Computer Museum.

Norman L. Rasmussen has been a director of the Company since October 1993. Since 1991, he has been President, Chief Executive Officer and a director of SofTech, Inc. Prior to his employment with SofTech, he headed Teleprocessing, Inc., a systems integration firm which he founded. Mr. Rasmussen was a member of the Massachusetts Governor's Industry Advisory Committee on Information Processing from 1986 to 1994. He was employed by IBM in various marketing and development positions from 1953 to 1974.

Irwin J. Sitkin has been a director of the Company since 1989. Mr. Sitkin is a retired Vice President, Corporate Administration, of Aetna Life and Casualty Company. During his 35 years at Aetna, Mr. Sitkin held executive positions in data processing and information systems. Mr. Sitkin is also a director of HaL Computer Systems Incorporated.

Michael D. Stashower has been a director of the Company since 1985. From 1990 until February 1994, he served as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Previously, Mr. Stashower served as Executive Vice President of Softstrip, Inc. Prior to joining Softstrip, Mr. Stashower held various key management positions at Perkin-Elmer Corporation, where his most recent title was Senior Vice President, Finance.


Meetings, Committees and Attendance

     The Board of Directors of the Company held eight regular meetings in 1993. During 1993, the Board maintained two standing committees: the Compensation and Stock Option Committee and the Audit Committee. Each incumbent director attended at least 75% of the aggregate of: (1) the total number of Board meetings held during the period he was a director; and (2) the total number of meetings held by all committees of the Board on which he served during such period.

     The Compensation and Stock Option Committee reviews the Company's remuneration policies and practices, administers certain of the Company's incentive compensation and stock option plans and establishes the salaries of the executive officers of the Company. The Audit Committee reviews the external audit programs of the Company and its subsidiaries and the adequacy of the Company's internal controls and systems, and monitors compliance with the Company's conflicts of interest and business ethics policies. The committees generally meet separately from, but on the same days as, regularly scheduled Board meetings. At least once annually, the Audit Committee meets separately with the Company's independent outside auditors.

Compensation of Directors

     Directors who are not employees or officers of the Company (herein the "Outside Directors") receive the following compensation: (1) $8,000 per year as a retainer; (2) $1,000 per Board meeting attended; and (3) $500 per committee meeting attended, when the committee convenes on a day on which no Board meeting is held.

     In addition to the cash compensation, each Outside Director is granted a non-qualified option upon appointment to the Board to purchase 10,000 Common Shares, and an additional option to purchase
5,000 Common Shares each year thereafter in which such Outside
Director continues to serve. The options vest in three equal installments, on each of the first three successive anniversaries of the date of grant, subject to continued service. The exercise price of the option is fixed at the fair market value of the Common
Shares as of the date of the first meeting following the Outside
Director's election to serve, and on the annual date of grant thereafter.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Compensation and Stock Option Committee (the "Committee") is composed of four directors, none of whom are employees of the Company. The Committee acts upon base salary levels and target incentives for executive officers of the Company recommended by management at or about the beginning of each fiscal year.

     The Company's compensation policies are generally designed to link executive compensation to the performance of the individual and the Company; to provide long-term incentives linked to increased shareholder value; and to provide pay competitive with that of similarly sized companies in the same or similar industries. The Company's executive officer compensation consists of two key elements: (i) an annual component, comprised of base salary, bonus and stock awards and (ii) a long term component, comprised of stock options.

     Annual Component. Base salaries for executive officers are determined based upon pay grade levels for each officer. Such pay grade levels are set by evaluating the responsibilities of the position and comparing it with other executive officers' positions and similar positions in comparable companies on an annual basis. Annual adjustments are determined in accordance with both the Company's performance and individual contributions to Company performance.

     Executives and other key employees of the Company are eligible for cash bonuses pursuant to the Data Switch Bonus Plan (the "DSBP"), which was adopted beginning July 1, 1992. Under the DSBP, up to 10% of the Company's pre-tax, pre-bonus profits are placed in a pool, and distributed among participants in cash, based on base salary and pay grade level. In 1993, bonuses under the DSBP were payable quarterly, based upon quarterly results. The DSBP was modified in 1994 to provide for annual payments, which the Committee believes more accurately reflect the Company's performance over the course of the year. The DSBP was adopted in lieu of a prior plan which provided for potentially greater bonuses, subject to profit levels meeting pre- determined projections. The Committee has determined that in 1994, no amounts will be payable under the DSBP unless the Company attains a minimum pre-tax, pre-bonus profit of $500,000.

     Executive officers also participate in the Company's 1992 Executive Stock Incentive Plan (the "Stock Plan"), under which up to 6% of the pre-tax, pre-bonus profits of the Company are placed in a bonus pool. On an annual basis, 83.3% of the bonus pool is paid to participants in Common Shares and the balance in cash, based upon the executive's base salary. There were no cash or stock awards made under the Stock Plan in 1993. The Committee has determined that in 1994, no benefits will be awarded under the Stock Plan unless the Company attains a minimum pre-tax, pre-bonus profit of $1,000,000.

     Long-Term Component. Stock Options are granted annually to executive officers, in numbers based upon their pay grade level and individual contributions to the Company's performance. The exercise price of stock options is the fair market value of the Common Shares at the time the options are granted. The Committee has instituted a policy that incentive stock options shall not be granted at an exercise price lower then $2.00 per share.

     CEO Compensation. Mr. William J. Lifka was hired for a six-month period as President and Chief Executive Officer in December 1993, at which time his base salary over such period was fixed by the Committee. In January 1994, Mr. Lifka was granted a restricted stock award of 50,000 Common Shares. The vesting of a portion of such restricted stock award is contingent upon Mr. Lifka's completion of full service during the Agreement term.

                                       THE COMPENSATION COMMITTEE
                                       Irwin J. Sitkin, Chairman
                                       Brandt R. Allen
                                       Norman L. Rasmussen
                                       Michael D. Stashower


COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

     Messrs. William J. Lifka (Chairman), Irwin J. Sitkin and D. David Cohen served as members of the Compensation and Stock Option Committee ("Committee") during the last fiscal year. None of these persons were officers or employees of the Company during this period. During the current fiscal year, Messrs. Irwin J. Sitkin (Chairman), Brandt R. Allen, Norman L. Rasmussen and Michael D. Stashower are serving as members of the Committee, none of which persons are presently officers or employees of the Company. No executive officers may serve as members of the Committee. There are no interlocks as defined by the Securities and Exchange Commission.

     Mr. Cohen was Vice President and General Counsel of the Company from May 1988 to December 1990, while also engaged in the outside practice of law as a member of Parker Duryee Rosoff & Haft. Mr. Cohen is presently outside General Counsel to the Company.

                       SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the compensation of the Chief Executive Officer and the former Chief Executive Officer of the Company and the Company's four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1993, for services rendered during fiscal years 1993, 1992 and 1991.

                                                 Long Term
                       Annual Compensation      Compensation
                                 Commis-                       All
                                 sions                        Other
Name and                         and                        Compen-
Title          Year   Salary     Bonuses       Options       sation
                       ($)         ($)           (#)         ($)(1)
William J.     1993(2) 10,923      -              -              -
Lifka
Chairman,
President &
Chief
Executive
Officer

Richard E.     1993   210,000    10,128         30,000       8,003
Greene,        1992   210,000     6,004              -       6,624
Founder        1991   210,000         -         60,000           -

Frederick      1993   175,000     6,077          7,500       5,014
Dietz,         1992   158,333    21,894         32,500       4,862
Deputy         1991   138,000    57,665          3,500           -
President

Anthony J.     1993   120,000    63,802         12,500       4,797
Fusarelli,     1992   110,000    64,253         16,500       2,537
Vice President 1991    98,333    68,013          1,250           -
of Domestic
Sales,
Marketing &
Service

Michael D.     1993   158,269     6,451         32,500      10,157
Stashower,     1992   146,333     2,932              -       8,738
Executive      1991   134,000     7,568          7,500           -
Vice Pres.
and Chief
Financial
Officer

J. Roger       1993   240,000    13,890        115,000    33,160(4)
Moody(3)       1992   208,522     6,147        200,000       7,008
               1991         -         -              -           -

(1) Includes Company-paid life insurance premiums for the benefit of each such executive officer and Company contributions for the account of each such executive officer under the Company's Employee Retirement Savings Plan.

(2) Mr. Lifka joined the Company as Chairman, President and Chief Executive Officer on December 16, 1993.

(3) Mr. Moody resigned as President and Chief Executive Officer on December 15, 1993.

(4) Includes certain amounts in connection with Mr. Moody's relocation.

                          OPTION GRANTS IN 1993

Set forth below is a summary of stock option grants made during the year ended December 31, 1993 to the Chief Executive Officer and former Chief Executive Officer of the Company and each of the four other most highly compensated executive officers.

                      Potential Realizable
                                                   Value at Assumed
                                              Annual Rates of Stock
                                                 Price Appreciation
                   Individual Grants            For Option Term (1)


                    % of Total
                    Options        Exercise
          Options   Granted to     or Base   Expir-
          Granted   Employees in   Price     ation
Name        (#)     Fiscal Year    ($/Sh)    Date   5% ($)  10% ($)

William J.      -      -       -          -            -         -
Lifka


Richard E. 20,000    7.1    7.75   7/22/1998           -         -
Greene     10,000           3.23   1/28/1998       5,223    15,040

Frederick   7,500    1.8    2.94   1/28/2003      13,868    35,142
Dietz


Anthony J.  7,500    2.4    2.94   1/28/2003      13,868    35,142
Fusarelli   2,500           2.94   7/22/2003       4,622    11,714

Michael D.  7,500    7.7    2.94   1/28/1998       6,092    13,462
Stashower  25,000           2.94   7/22/1998      20,307    44,873

J. Roger   80,000    27.3   2.81   7/14/1998(2)   62,108   141,376
Moody      20,000           2.81   7/14/2003      35,344    89,568
           15,000           2.94   1/28/2003      27,735    70,284

(1) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown from the date of grant until the end of the option term. The numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Expiration dates when granted. Mr. Moody's options have expired due to the cessation of his employment with the Company.


OPTION EXERCISES IN 1993 AND OPTION VALUES AT YEAR-END 1993

     There were no options exercised in 1993 by any of the persons in the table below.

     The following table provides information as to the value of options held by the persons named below, measured in terms of the closing price of the Common Shares on December 31, 1993.

                        Number of Shares           Value
                   Subject to Unexercised    Unexercised In-the-
                       Option at Year End    at Year-End($)(1)
                       Exer-       Unexer    Exer-     Unexer-
Name                   cisable    cisable    cisable   cisable

William J. Lifka          10,000         -        -          -

Richard E. Greene         80,000    50,000        -          -

Frederick Dietz           61,496    45,834        -          -

Anthony J. Fusarelli       9,917    29,000        -          -

Michael D. Stashower      45,833    54,167        -          -

J. Roger Moody            76,666   248,334        -          -

(1) Value at year-end was $1.75 per Common Share

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     On December 15, 1993, the Company entered into an Employment Agreement with William J. Lifka pursuant to which Mr. Lifka was hired as president and Chief Executive Officer of the Company for a 6-month period, at a monthly salary of $20,000. Pursuant to such agreement, Mr. Lifka is responsible for the recruitment of a successor President and Chief Executive Officer. In January 1994, Mr. Lifka was awarded a restricted stock grant of 50,000 shares, full vesting of which is contingent upon Mr. Lifka's completion of full service during the agreement term.

     The Company has entered into Executive Severance Compensation Agreements with its executive officers pursuant to which such officers would be entitled to receive payments of six months' salary, plus up to 50% of such officer's aggregate total compensation during the five fiscal years preceding a change in control, based upon length of service with the Company or its successor, if the individual officer's employment with the Company is involuntarily terminated (or the individual receives a reduction in compensation or demotion in title, etc.) for reasons other than cause following such change in control, or during the six month period preceding such change in control.

CERTAIN TRANSACTIONS

     In April 1989, the Company loaned $75,000 to Mr. Richard E.
Greene, Chairman of the Board of Directors. The loan does not bear interest, and is payable upon demand by the Company.

     Mr. D. David Cohen, a director of the Company, also serves as outside General Counsel to the Company pursuant to a written retainer arrangement. In addition to fees as an Outside Director, approximately $69,000 in compensation was paid to Mr. Cohen in 1993 for fees and expenses in this capacity.

FIVE YEAR PERFORMANCE COMPARISON

     The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with (i) the Center for Research in Security Prices of the University of Chicago ("CRSP") Index for Nasdaq Stock Market (U.S. Companies) and (ii) a peer group of consisting of the CRSP Index for Nasdaq Computer Manufacturers' Stocks.

                  (Performance Graph on Separate Page)

     The Board of Directors of the Company, acting upon the recommendation of its Audit Committee, has selected Coopers &
Lybrand as the independent accountants of the Company for the year 1994, subject to ratification by the shareholders.

     Coopers & Lybrand has been the Company's auditor since 1981 and has advised the Company that it has neither any direct or indirect financial interest in the Company or its subsidiaries nor any other connection therewith except in the capacity of independent public accountants.

     A representative of Coopers & Lybrand is expected to be present at the Annual Meeting of the Shareholders. Such representative will have the right to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The proposal for ratification of the selection of Coopers &
Lybrand requires the approval of a majority of the Common Shares present and voting at the meeting. If the proposal should not be approved, the Board of Directors would have to select an alternative firm of auditors. The Board recommends that shareholders vote FOR the proposal.

Section 16(a) Reporting

     Each director, officer and beneficial owner of ten percent (10%) or more of a registered class of the Company's equity securities is required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Shares and other equity securities of the Company by specific due dates. During the year ended December 31, 1993, all such filing requirements were complied with, except that Mr. D. David Cohen filed one late report on Form 4, covering one purchase transaction.

OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

            DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                       FOR 1995 ANNUAL MEETING

     Proposals of shareholders which are intended to be presented by such shareholder at the Company's 1995 Annual Meeting must be received by the Company no later than January 31, 1995 in order to be included in the Proxy Statement and form of proxy relating to that meeting. The Annual Report to the Shareholders for the year 1993 is also enclosed, but is not part of the proxy soliciting material.

                             DATA SWITCH CORPORATION


                             The Board of Directors


May 15, 1994